Exhibit 99.1

Alternative Resources Corporation
600 Hart Road Suite 300 Barrington, IL 60010 OTCBB: ALRC

CONTACT:
Steven Purcell
Chief Financial Officer
(847) 381-6701, Ext. 4251

FOR IMMEDIATE RELEASE

ALTERNATIVE RESOURCES CORPORATION REPORTS THIRD QUARTER RESULTS

BARRINGTON, IL, November 14, 2003 - Alternative Resources Corporation (ARC) (OTCBB: ALRC), a leading provider of information technology services, today announced results for the third quarter ended September 30, 2003.

Revenue for the third quarter was $34.4 million, which was up from $33.9 million in the second quarter of 2003 and down from the $40.4 million in the third quarter of 2002. Revenue for IT Staffing was $17.8 million, which was down slightly from $18.2 million in the prior year period and up from $16.9 million in the second quarter of 2003. Revenue for IT Solutions was $16.5 million, down from $22.2 million in the third quarter of 2002 and down from $16.9 in the second quarter of 2003. Operating loss was  $(5.9) million in the third quarter of 2003 as compared to a loss of $(5.2) million in the third quarter of 2002. Net loss per share was $(0.35) for the third quarter of 2003, versus a loss of $(0.30) in the same period last year.

For the first nine months of 2003, revenue was $105.1 million, down from $119.5 million for the first nine months of 2002. IT Staffing revenue was $52.1 million, down from $61.2 million in 2002, and IT Solutions revenue was $53.0 million, down from $58.3 million for the first nine months of last year. Operating loss was $(8.7) million compared to a loss of $(7.9) million in 2002. Net loss per share was  $(0.64) compared to loss of $(0.43) in 2002.

Robert Stanojev, Chairman, commented, “The third quarter was the first quarter in a long time that had any evidence that IT spending may be turning around. Our IT Staffing revenue has grown by almost $1 million from the second quarter. Historically, staff augmentation tends to lead a recovery and I believe that to be the case again. We also experienced growth in several of our Technology Solutions service offerings, most notably our Managed Services and our Lifecycle Solutions, which grew by over 300%, compared to the second quarter of 2003, to almost $1 million. I am pleased with the results of the Lifecycle Solutions service offering as it demonstrates ARC’s ability to supply customers with a broad array of services.” Stanojev further noted that, “We have continued to rightsize our workforce further reducing our headcount by 33 people during the third quarter at an annual savings of $2.9 million. In addition, we are beginning to see revenue growth in our key service offerings along with significant growth in our sales pipeline. This certainly gives me guarded optimism about the future.”

Steven Purcell, Chief Financial Officer, commented that, “During the third quarter of 2003, the Company concluded that the change in interest rate combined with the change in conversion price of the convertible notes in the second quarter of 2003 met the criteria of an extinguishment of debt per EITF 96-19 “Debtors Accounting for a Modification or Exchange of Debt Instruments,” as the change in the present value of the notes exceeded the present value prior to the modifications by more than 10%.   The debt extinguishment and origination fees expense represents a non-cash adjustment and has no impact on the amount of debt ultimately owed to Wynnchurch Capital Partners. The valuation of the notes was determined based on advice from a third-party valuation specialist.  Based on the results, the fair value of the notes was determined to be $13.2 million versus the carrying value of $9.7 million.  As such, a $3.5 million charge was recognized for the extinguishment of debt to recognize the fair value of the notes in the financial statements.  Additionally, origination fees of $0.9 million related to these notes and $0.1 million related to the revolving credit commitment were written off due to the modifications.” Purcell also commented, “There were two other unusual adjustments this quarter. One was a charge for severance of approximately $0.5 million relating to the reduction in workforce. This was offset by a credit of $0.6 million to the restructuring reserve, as actual payments have been less than assumptions used in establishing the reserve.”

About ARC

ARC is a leading provider of information technology solutions and staffing services. The company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the company serves Fortune 1000 and mid-sized clients.  A nationwide integrated network of field sales, recruiting and a service personnel delivers high quality solutions across the desktop technology lifecycle and provides IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

Forward Looking Statement

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2002, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months September 30,		Nine Months September 30,
	2003		2002	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$34,374	$40,379	$105,107	$119,541
Cost of services	26,662	29,388	80,617	86,554
Gross profit	7,712	10,991	24,490	32,987
Selling, general and administrative expenses	13,621	16,189	33,146	40,855
Restructuring and other charges	0	0	0	0
Income (loss) from operations	(5,909)	(5,198)	(8,656)	(7,868)
Other expense, net	(934)	(959)	(3,094)	(2,698)
Other expense, net	0	0	0	0
Loss before income taxes	(6,843)	(6,157)	(11,750)	(10,566)
Income tax expense (benefit)	(819)	(988)	(818)	(3,213)
Net loss	$(6,024)	$(5,169)	$(10,932)	$(7,353)
Diluted earnings (loss) per share	$(0.35)	$(0.30)	$(0.64)	$(0.43)
Weighted average common and common equivalent shares outstanding	17,118	17,118	17,118	17,087

SELECTED OPERATING DATA

Gross margin	22.4%	27.2%	23.3%	27.6%
Operating margin	-17.2%	-12.9%	-8.2%	-6.6%
Net margin	-17.5%	-12.8%	-10.4%	-6.2%

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 2003	December 31, 2002
	(Unaudited)
Cash and short-term investments	$81	$54
Accounts receivable, net	22,693	34,497
Net property and equipment	8,422	10,998
Other assets	6,369	7,181
Total assets	$37,565	$52,730
Liabilities	26,039	29,004
Debt	25,854	27,107
Stockholders’ deficit	(14,328)	(3,381)
Total liabilities and stockholders’ deficit	$37,565	$52,730